SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Calpine Corporation

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CALPINE CORPORATION
50 West San Fernando Street
San Jose, California 95113

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, May 25, 2005

     NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders of Calpine Corporation, a Delaware corporation (the “Company”), will be held at Calpine’s Metcalf Energy Center, located at One Blanchard Road, San Jose, California 95013, at 10:00 a.m., Pacific Daylight Time, on Wednesday, May 25, 2005, for the purpose of considering and voting upon the following matters:

1.	To elect three Class III Directors to the Board of Directors, each for a term of three years;

2.	To act upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to declassify the election of the Board of Directors;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2005; and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Each of these matters is more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 1, 2005 are entitled to notice of and to vote at the 2005 Annual Meeting of Stockholders and at any and all adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Secretary of the Company, which is located at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

     The presence in person or representation by proxy of the holders of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. Your proxy may be revoked at any time prior to the time it is voted.

     Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors PETER CARTWRIGHT Chairman of the Board, President and Chief Executive Officer

April [ ], 2005
San Jose, California

INFORMATION CONCERNING SOLICITATION AND VOTING
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
MATTERS TO BE CONSIDERED AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE STAGGERED BOARD OF DIRECTORS
PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
EXECUTIVE COMPENSATION REPORT
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
STOCK PERFORMANCE GRAPH
ANNUAL REPORT

CALPINE CORPORATION
50 West San Fernando Street
San Jose, California 95113

PROXY STATEMENT
FOR THE
2005 ANNUAL MEETING OF STOCKHOLDERS
OF
CALPINE CORPORATION
To be Held on Wednesday, May 25, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     This Proxy Statement is being furnished to the stockholders of Calpine Corporation, a Delaware corporation (“Calpine” or the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2005 Annual Meeting of Stockholders of the Company, to be held at 10:00 a.m., Pacific Daylight Time, on Wednesday, May 25, 2005, at Calpine’s Metcalf Energy Center, located at One Blanchard Road, San Jose, California 95013, and at any and all adjournments or postponements thereof. At the 2005 Annual Meeting of Stockholders, the stockholders of the Company are being asked to consider and vote upon (i) the election of three Class III Directors, each for a term of three years on the Board of Directors; (ii) a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to declassify the election of the Board of Directors; and (iii) the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2005.

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders of the Company on or about April [ ], 2005. The Company’s 2004 Annual Report to Stockholders, which includes audited financial statements, is being mailed to stockholders of the Company concurrently with this Proxy Statement. Additional copies of the 2004 Annual Report to Stockholders are available without charge upon request. The 2004 Annual Report to Stockholders is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made. Requests for copies of the 2004 Annual Report to Stockholders should be directed to the Senior Vice President — Investor Relations of the Company at the corporate headquarters at the following address: Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113.

Record Date, Voting and Quorum

     The close of business on April 1, 2005 is the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2005 Annual Meeting of Stockholders. At the close of business on the Record Date, 538,017,458 shares of Common Stock were outstanding.

     Each stockholder will be entitled to one vote per share, in person or by proxy, for each share of Common Stock held in such stockholder’s name as of the Record Date on any matter submitted to a vote of stockholders at the 2005 Annual Meeting of Stockholders. Directors will be elected by a plurality of the votes cast for the election of directors.

     An affirmative vote of the holders of two-thirds of the issued and outstanding shares of Common Stock is required for the approval of the amendment of the Amended and Restated Certificate of Incorporation. For purposes of this vote, neither abstentions nor proxies as to which a broker, bank or other nominee does not have discretionary voting authority and has not received voting instructions from the beneficial owner of the shares (“broker non-votes”) can be voted for the proposal and, therefore, will have the effect of a vote against the proposal.

     An affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the meeting is required for approval of each of the other items being submitted to the stockholders for a vote at the meeting. On each of these other items, (i) abstentions will be treated as present and entitled to vote and, therefore, will have the effect of a vote against the proposal and (ii) broker non-votes as to any particular proposal will be treated as shares not present and therefore, not entitled to vote for purposes of the vote on that proposal.

     The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the 2005 Annual Meeting of Stockholders. All abstentions and broker non-votes will be included as shares that are present and are entitled to vote for purposes of determining the presence of a quorum at the meeting.

Admission Requirements

     All stockholders are invited to attend the 2005 Annual Meeting of Stockholders. For admission to the 2005 Annual Meeting of Stockholders, stockholders of record must bring the section of their proxy card entitled Admission Ticket to the check-in desk, where their ownership will be verified. Those who have beneficial ownership of shares of Common Stock held by a bank, brokerage firm or other nominee must bring account statements or letters from their banks or brokers showing ownership of shares of Common Stock in order to be admitted to the 2005 Annual Meeting of Stockholders.

Proxies and Solicitation Costs

     Shares of Common Stock represented by properly executed proxies received in time for voting at the 2005 Annual Meeting of Stockholders will, unless such proxy subsequently is revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions as to how the shares represented thereby are to be voted, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them (i) FOR the election as Class III Directors of the nominees of the Board of Directors, (ii) FOR the amendment of the Amended and Restated Certificate of Incorporation to declassify the Board of Directors, and (iii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants for the Company for the year ending December 31, 2005. No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the 2005 Annual Meeting of Stockholders, but should any other matter requiring a vote of stockholders be properly brought before the 2005 Annual Meeting of Stockholders, it is the intention of the persons named in the enclosed form of proxy to vote all proxies in accordance with their best judgment on such matters.

     This solicitation is being made by the Company. The entire cost of soliciting proxies will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone or electronically by officers and other employees of the Company who will not receive additional compensation for such solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Common Stock, and such persons will be reimbursed for their expenses.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the 2005 Annual Meeting of Stockholders and voting in person. Attendance at the 2005 Annual Meeting of Stockholders will not, by itself, revoke a proxy.

Stockholder Proposals

     Any stockholder who wishes to have a proposal included in the Company’s proxy statement for the 2006 Annual Meeting of Stockholders must ensure that the proposal is received by the Company no later than December [   ], 2005 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The proposal must be mailed to the Secretary of the Company at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113. Stockholder proposals may be included in the proxy statement only if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

     Under our bylaws, in order for a stockholder to properly bring an item of business before an Annual Meeting of Stockholders that is not included in the proxy statement relating to that meeting, notice of the matter must be received by the Company not less than 90 days nor more than 120 days prior to the date of the meeting, except if less than 105 days’ advance notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever occurs earlier.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

     The Company is committed to having sound corporate governance policies. Having such principles is essential to running the Company’s business efficiently and to maintaining the Company’s integrity in the marketplace. The Company’s Corporate Governance Guidelines and Code of Conduct are available on the Company’s website at www.calpine.com, and are also available in print upon written request addressed to the Senior Vice President — Investor Relations of the Company at the corporate headquarters at the following address: Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113.

Board Independence

     The Board of Directors has determined that a majority of the members of the Company’s Board of Directors has no material relationship with the Company (either directly or as partners, stockholders or officers of an organization that has a relationship with the Company) and is “independent” within the meaning of the New York Stock Exchange (“NYSE”) director independence standards. Peter Cartwright, Chairman of the Board, President and Chief Executive Officer of the Company; Ann B. Curtis, Vice Chairman of the Board, Executive Vice President and Corporate Secretary of the Company; and George Stathakis, who provides consulting services to the Company, are not considered to be independent.

     Furthermore, the Board has determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has no material relationship to the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of the NYSE’s director independence standards. In addition, the Board has determined that as of December 10, 2004, in accordance with the Executive Committee’s charter, two of the three members of the Executive Committee have no material relationship to the Company and are independent.

Board of Directors Meetings and Committees

     The Company’s Board of Directors held 12 meetings and acted by unanimous written consent twice in 2004. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, an Executive Committee and an Indenture Committee.

     The following table provides membership information for 2004 for each of the Board Committees:

Nominating and
Name	Audit	Compensation	Governance	Executive	Indenture
Peter Cartwright				X*	X*
Ann B. Curtis					X
Kenneth T. Derr	X		X	X**
Gerald Greenwald		X	X
Jeffrey E. Garten	X	X*
Susan C. Schwab		X	X*
George J. Stathakis				X
Susan Wang	X			X**
John O. Wilson	X*			X

*	Committee Chairperson

**	On December 10, 2004, the Board of Directors appointed Mr. Derr and Ms. Wang to replace Mr. Stathakis and Mr. Wilson on the Executive Committee.

     Each director attended at least 75% of all Board and Committee meetings (of those Committees of which he/she is a Committee member).

     Below is a description of each committee of the Board of Directors.

     Audit Committee. The Audit Committee meets with the Company’s finance and accounting managers and its independent public accountants to review the adequacy of internal controls and the results and scope of the audit and other services provided by the independent auditors. The Audit Committee is comprised of John O. Wilson (Chair), Jeffrey E. Garten, Kenneth T. Derr and Susan Wang. Ms. Wang serves on the audit committee of three other publicly traded companies. The Board has made a determination that Ms. Wang’s simultaneous service on the audit committee of such other companies does not impair Ms. Wang’s ability to effectively serve on the Company’s Audit Committee.

     The Audit Committee held 10 meetings and did not act by unanimous written consent in 2004. Further information concerning the Audit Committee is set forth below under the heading “Audit Committee Report.” The charter of the Audit Committee is available on the Company’s website at www.calpine.com.

     Compensation Committee. The Compensation Committee administers salaries, incentives and other forms of compensation for executive officers of the Company, as well as certain incentive compensation and benefit plans of the Company. For a more detailed discussion of the Compensation Committee’s responsibilities, please refer to the Executive Compensation Report set forth below. The Compensation Committee is comprised of Jeffrey E. Garten (Chair), Susan C. Schwab and Gerald Greenwald. The Compensation Committee held six meetings and did not act by unanimous written consent in 2004. The charter of the Compensation Committee is available on the Company’s website at www.calpine.com.

     Nominating and Governance Committee. The Nominating and Governance Committee is responsible for reviewing and assessing the Company’s corporate governance guidelines, evaluating Board performance, setting eligibility requirements for candidates for election to the Board of Directors and evaluating and making recommendations for new director candidates. The Nominating and Governance Committee is responsible for reviewing with the Board the appropriate skills and experience required of Board members in light of the current skills, experience and backgrounds existing on the Board. The Board assessment includes a review of the diversity of candidates, in addition to their skills and experience. In case of new director candidates, the Nominating and Governance Committee also determines whether the nominee must be independent, which determination is made based on applicable NYSE listing standards, applicable Securities and Exchange Commission rules and regulations and under the advice of counsel, if necessary. Board members are expected to make sure that other commitments do not interfere with the devotion of time needed to understand the Company’s business and to review materials for, attend and fully participate in each meeting. The Nominating and Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

     The Nominating and Governance Committee will consider properly submitted recommendations for director candidates from stockholders of the Company. A stockholder interested in making such a recommendation should submit a written recommendation identifying the candidate and explaining his or her qualifications. The recommendation should be mailed to the Secretary of the Company at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113. The Nominating and Governance Committee is comprised of Susan C. Schwab (Chair), Kenneth T. Derr and Gerald Greenwald. The Nominating and Governance Committee held four meetings and did not act by unanimous written consent in 2004. The charter of the Nominating and Governance Committee is available on the Company’s website at www.calpine.com.

     In 2004, the Compensation Committee and the Nominating and Governance Committee held two joint meetings and did not act by joint unanimous written consent.

     Executive Committee. The Executive Committee is empowered to take actions on behalf of the Board of Directors, particularly in the event such actions are necessary on short notice. During the greater part of 2004, the Executive Committee was comprised of Mr. Cartwright (Chair), Mr. Stathakis and Mr. Wilson. On December 10, 2004, the Board of Directors appointed Mr. Derr and Ms. Wang to replace Mr. Stathakis and Mr. Wilson on the Executive Committee. The Executive Committee held three meetings and acted by unanimous written consent twice in 2004. The charter of the Executive Committee is available on the Company’s website at www.calpine.com.

     Indenture Committee. The Indenture Committee is empowered to take actions on behalf of the Board with respect to certain indentures and debt facilities of the Company. The Indenture Committee is comprised of Peter Cartwright (Chair) and Ann B. Curtis. The Indenture Committee did not hold any meetings and acted by unanimous written consent three times in 2004.

Lead Director

     The independent directors of the Board have appointed Kenneth T. Derr, as Lead Director. The Lead Director’s duties include: (i) presiding at all executive sessions of the Board, (ii) coordinating communications among the independent directors, (iii) presiding at Board meetings when the Chairman of the Board and the Vice Chairman of the Board are not in attendance, and (iv) performing such other duties as the Board deems appropriate.

Executive Sessions

     The non-management directors of the Company meet in executive session of the Board without management at each regular board meeting and at each regular meeting of the Audit Committee, Compensation Committee and Nominating and Governance Committee, and as otherwise scheduled from time to time. The Lead Director presides at all executive sessions of the Board. The Chair of each of the Audit Committee, Compensation Committee, and Nominating and Governance Committees presides at the executive sessions of his or her respective committee. Interested parties who would like to communicate with the non-management directors or any individual non-management director may do so by sending a letter to the Lead Director in care of the General Counsel of the Company at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113.

Communications with the Board

     Individuals may communicate with the Board in writing by submitting a letter addressed to the “Board of Directors” or to any of the directors by name in care of the General Counsel of the Company at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113. The communication should indicate the name(s) of any specific director(s) for whom it is intended, or the “Board of Directors” as a whole. All communications will be compiled by the General Counsel of the Company and submitted as appropriate to the Board or specified directors on a periodic basis.

Annual Meeting of Stockholders

     Directors are encouraged to attend the Company’s annual meetings of stockholders. All directors attended the 2004 Annual Meeting of Stockholders.

Director Compensation

     In 2004, non-employee members of the Board of Directors were each paid an annual retainer fee of $42,000 and were reimbursed for all expenses incurred in attending meetings of the Board of Directors or any committee thereof. The chairs of the Compensation Committee and the Nominating and Governance Committee received an additional annual fee of $8,000. The chair of the Audit Committee received an additional annual fee of $10,000. Additionally, each non-employee Board member received $2,000 for attendance of each of the regular quarterly Board meetings. Members of the Audit Committee received an additional $2,000 for attendance of each of the regular quarterly Audit Committee Meetings. Members of the Nominating and Governance Committee and of the Compensation Committee received $1,000 for attendance of each of the regular quarterly Compensation and Nominating and Governance Committee meetings. Each non-employee member of the Executive Committee received an additional $1,000 for serving on the Executive Committee. Fees are generally not paid for special telephonic Board or Committee meetings except as otherwise specifically approved by the Chairperson of the Board or Committee, as applicable, and notice of the same is provided to the Board. Beginning in 2005, non-employee members of the Board of Directors will be paid an annual retainer fee of $50,000 and will be reimbursed for all expenses incurred in attending meetings of the Board of Directors or any committee thereof. Board members will not receive meeting attendance fees nor fees for service on the Executive Committee. The chairs of the Compensation Committee and the Nominating and Governance Committee will each receive an additional annual fee of $15,000. The chair of the Audit Committee will receive an additional annual fee of $20,000 and members of the Audit Committee (including the Chair) will each receive an additional annual fee of $10,000 for serving on the Audit Committee. The Lead Director will receive an annual fee of $20,000 for serving as Lead Director.

     Upon election or appointment to the Board of Directors, each non-employee member of the Board was automatically granted an option grant to purchase 20,000 shares of Common Stock under the Automatic Option Grant Program in effect under the Company’s 1996 Stock Incentive Plan. Such initial option grant vests in a series of four successive annual installments upon the optionee’s completion of each year of service on the Board of Directors over the four-year period measured from the grant date. Each option granted under the Automatic Option Grant Program has an exercise price per share equal to the fair market value per share of Common Stock on the grant date and a term of ten years, subject to earlier termination upon the optionee’s cessation of Board service.

     Each option is immediately exercisable for all the option shares, but any shares purchased upon exercise of the option will be subject to repurchase by the Company, at the option exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. However, option shares issuable upon exercise of options granted will immediately vest on an accelerated basis upon certain changes in control of the Company or upon the retirement, death or disability of the optionee while a Board member. Beginning in 2005, upon election or appointment to the Board of Directors, each non-employee member of the Board will be automatically granted an option grant to purchase 50,000 shares of Common Stock (under various option grant programs in effect under the Company’s 1996 Stock Incentive Plan) on the terms and with such vesting as described above.

     In addition, in 2004, each non-employee member of the Board received an annual option grant to purchase 3,500 shares of Common Stock under the Automatic Option Grant Program. Such annual option grant vests upon the optionee’s completion of one year of Board service measured from the grant date. Beginning in 2005, each non-employee member of the Board will receive as his or her annual option grant an option to purchase 25,000 shares of Common Stock (under various option grant programs in effect under the Company’s 1996 Stock Incentive Plan). Such annual option grant will vest upon the optionee’s completion of one year of Board service measured from the grant date and will have similar terms as described above.

     In 2004, non-employee members of the Board were eligible to participate in the Director Fee Option Grant Program in effect under the 1996 Stock Incentive Plan, pursuant to which they could elect to apply all or a portion of their annual retainer fee towards the acquisition of special options. For each director electing to participate, the number of shares of Common Stock subject to these options was determined by dividing (i) the portion of the annual retainer fee the director elects to apply toward the acquisition of options by (ii) 66 2/3% of the fair market value per share of Common Stock on the grant date. Each option had an exercise price per share equal to 33 1/3% of the fair market value per share of Common Stock on the grant date. The options granted under the Director Fee Option Grant Program in 2004 became fully exercisable on December 31, 2004. The options have a term of ten years, subject to earlier termination two years following cessation of Board service. George Stathakis, who is a former employee of the Company, does not participate in the Automatic Option Grant Program or the Director Fee Option Grant Program. Instead, Mr. Stathakis receives an annual stock option grant from the Company under the Discretionary Stock Option Program in an amount equal to that received by the non-employee directors and under similar terms. Mr. Stathakis’ compensation is discussed in greater detail under Certain Relationships and Related Transactions. The Director Fee Option Grant Program will not be available in 2005 due to the potential effect of the American Jobs Creation Act of 2004.

MATTERS TO BE CONSIDERED AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS

PROPOSAL ONE: ELECTION OF DIRECTORS

General

     The Company’s Bylaws provide that the number of directors that shall constitute the Board of Directors shall not be less than one, with the actual number to be fixed from time to time by resolution of the Board of Directors. The authorized number of directors is currently set at nine. The Company’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with each class having a three-year term. Three seats have been designated as Class III Board seats, with the term of the directors occupying such seats expiring as of the 2005 Annual Meeting of Stockholders. Three seats have been designated as Class I Board seats and three seats have been designated as Class II Board seats. The directors elected to Class I Board seats will continue to hold office until the 2006 Annual Meeting of Stockholders and until such directors’ successors have been elected and qualified or until the earlier of their death, resignation or removal. The directors elected to Class II Board seats will continue to hold office until the 2007 Annual Meeting of Stockholders and until such directors’ successors have been elected and qualified or until the earlier of their death, resignation or removal.

     At the 2005 Annual Meeting of Stockholders, the Company intends to nominate Peter Cartwright, Susan C. Schwab and Susan Wang for election as Class III Directors, each of whom has consented to be named in this Proxy Statement and to serve if elected. Each of Mr. Cartwright, Ms. Schwab and Ms. Wang currently serves as a Class III Director. Each would be elected to serve for a three-year term ending at the 2008 Annual Meeting of Stockholders and until their respective successors are elected and qualified or until the earlier of their death, resignation or removal. However, if the Company’s proposal to declassify the election of the Board of Directors described below in Proposal Two is approved, each nominee for election as a director, including any directors whose term has not yet expired and directors standing for re-election, will be elected for a one-year term beginning at the 2006 Annual Meeting of Stockholders.

     The proxy holders intend to vote all proxies received by them for each of the nominees for election as a Class III Director unless instructions to the contrary are marked on the proxy. In the event that a nominee is for any reason unable to serve as a director at the time of the 2005 Annual Meeting of Stockholders and the Board of Directors designates a replacement nominee, the proxies will be voted for the replacement nominee. If the Board of Directors does not designate a replacement nominee, the number of directors to be elected will be reduced. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

     Set forth in the table below is a list of the Company’s directors, together with certain biographical information.

Name	Age	Principal Occupation	Class
Peter Cartwright	75	Chairman of the Board, President and Chief Executive Officer of the Company	III
Ann B. Curtis	54	Executive Vice President, Vice Chairman of the Board and Corporate Secretary of the Company	II
Kenneth T. Derr*	68	Retired, Former Chairman and Chief Executive Officer of Chevron Corporation	II
Jeffrey E. Garten*	58	Dean of the Yale School of Management	I
Gerald Greenwald*	69	Managing Partner, Greenbriar Equity Group	II
Susan C. Schwab*	50	President and Chief Executive Officer, University System of Maryland Foundation	III
George J. Stathakis	74	Chief Executive Officer, George J. Stathakis & Associates	I
Susan Wang*	54	Retired, Former Executive Vice President and Chief Financial Officer of Solectron Corporation	III
John O. Wilson*	66	Professor, University of California, Berkeley	I

*	Independent director as independence is defined by the listing standards of the New York Stock Exchange.

Class III Directors with Terms Expiring in 2005

     Peter Cartwright founded the Company in 1984 and has since served as a director and as the Company’s President and Chief Executive Officer. Mr. Cartwright became Chairman of the Board of Directors of the Company in September 1996. From 1979 to 1984, Mr. Cartwright was Vice President and General Manager of Gibbs & Hill, Inc.’s Western Regional Office. From 1960 to 1979, Mr. Cartwright worked for General Electric Corporation’s Nuclear Energy Division. His responsibilities included plant construction, project management and new business development. He served on the Board of Directors of nuclear fuel manufacturing companies in Germany, Italy and Japan. Mr. Cartwright was responsible for General Electric’s technology development and licensing programs in Europe and Japan. Mr. Cartwright obtained a Master of Science degree in Civil Engineering from Columbia University in 1953 and a Bachelor of Science degree in Geological Engineering from Princeton University in 1952.

     Susan C. Schwab became a director of the Company in January 1997. Dr. Schwab is President and Chief Executive Officer of the University System of Maryland Foundation. She served as Dean of the University of Maryland School of Public Policy from August 1995 to August 2003. Dr. Schwab served as Director, Corporate Business Development for Motorola, Inc., an electronics manufacturer, from July 1993 to August 1995. She also served as Assistant Secretary of Commerce for the U.S. and Foreign Commercial Service from March 1989 to May 1993. Dr. Schwab serves as a director of Adams Express Co. and Petroleum & Resources Corp.

     Susan Wang became a director of the Company in June 2003. From January 2001 to February 2002, Ms. Wang served as Executive Vice President and Chief Financial Officer for Solectron Corporation, an electronics manufacturing services company, and from August 1989 to February 2002, she served as its Chief Financial Officer. Prior to that she was the Director of Finance from October 1984 to August 1989. From May 1977 to October 1984 she was Manager, Financial Services for Xerox Corporation, a document and equipment services provider. Ms. Wang obtained a Master of Business Administration from University of Connecticut in 1981 and a Bachelor of Business Administration degree in accounting from the University of Texas in 1972. Ms. Wang is a certified public accountant in New York and served as chairman of the Financial Executive Research Foundation from 1998 to 1999. Ms. Wang serves as a director of Altera Corp., Avanex Corp. and Nektar Therapeutics.

Continuing Class I Directors with Terms Expiring in 2006

     Jeffrey E. Garten became a director of the Company in January 1997. Mr. Garten has served as Dean of the Yale School of Management and as the William S. Beinecke Professor in the Practice of International Trade and Finance since November 1995. Mr. Garten served as Undersecretary of Commerce of International Trade from November 1993 to October 1995. He was a managing director of The Blackstone Group, an investment banking firm, from October 1990 to October 1992. Prior thereto, Mr. Garten founded and managed The Eliot Group, a small investment bank, from November 1987 to October 1990, and served as managing director of Lehman Brothers, an investment banking firm, from January 1979 to November 1987. Mr. Garten serves as a director of CarMax, Inc. and Aetna Inc.

     George J. Stathakis became a director of the Company in September 1996 and has served as a Senior Advisor to the Company since December 1994. Mr. Stathakis is also the Chief Executive Officer of George J. Stathakis & Associates. He has been providing financial, business and management advisory services to numerous corporations since 1985. He also served as Chairman of the Board and Chief Executive Officer of Ramtron International Corporation, an advanced technology semiconductor company, from 1990 to 1994. From 1986 to 1989, he served as Chairman of the Board and Chief Executive Officer of International Capital Corporation, a subsidiary of American Express. Prior to 1986, Mr. Stathakis served 32 years with General Electric Corporation in various management and executive positions.

     John O. Wilson became a director of the Company in January 1997. Mr. Wilson has served as a faculty member at the University of California at Berkeley since September 1979. Mr. Wilson served as a Senior Research Fellow at the Berkeley Roundtable on the International Economy and as Executive Vice President and Chief Economist of SDR Capital Management from January 1999 through December 2001. Mr. Wilson served as Executive Vice President and Chief Economist at Bank of America from August 1984 to January 1999. He joined Bank of America in June 1975 as Director of Economics-Policy Research. Mr. Wilson served on the faculty at the University of Connecticut from September 1974 to June 1975, and at Yale University from January 1967 to September 1970. Mr. Wilson also served as Director of Regulatory Analysis of the U.S. Atomic Energy Commission from April 1972 to October 1972, as Director of Welfare Reform of the Department of Health, Education and Welfare from April 1971 to April 1972, and as Assistant Director of the U.S. Office of Economic Opportunity from August 1969 to April 1971. Mr. Wilson serves as a director of The Ryland Group, Inc.

Continuing Class II Directors with Terms Expiring in 2007

     Ann B. Curtis has served as Executive Vice President of the Company since August 1998, and before that had been Senior Vice President of the Company since September 1992. She has been employed by the Company since its inception in 1984. Ms. Curtis became a director of the Company in September 1996 and became Vice Chairman of the Board of Directors in March 2002. She is responsible for overseeing the Company’s administrative functions, including the functions of general counsel, human resources, public relations and investor relations. Ms. Curtis also serves as Corporate Secretary for the Company. From the Company’s inception in 1984 through 1992, she served as the Company’s Vice President for Management and Financial Services. Additionally, from 1984 through March 2002, Ms. Curtis served in the role of Chief Financial Officer. Prior to joining the Company, Ms. Curtis was Manager of Administration for Gibbs & Hill, Inc., an architect/engineering firm that specialized in power engineering projects.

     Kenneth T. Derr became a director of the Company in May 2001. Mr. Derr retired as the Chairman and Chief Executive Officer of Chevron Corporation, an international oil company, in 1999, a position that he held since 1989, after a 39-year career with the company. Mr. Derr obtained a Master of Business Administration degree from Cornell University in 1960 and a Bachelor of Science degree in Mechanical Engineering from Cornell University in 1959. Mr. Derr serves as a director of AT&T Corp., Citigroup, Inc. and Halliburton Co.

     Gerald Greenwald became a director of the Company in July 2001. Mr. Greenwald is a managing partner of the Greenbriar Equity Group, a private equity investor in the transportation industry, which he co-founded in 1999. Mr. Greenwald was the Chairman and Chief Executive Officer of UAL Corporation and United Airlines (UAL), its principal subsidiary, from 1994 until his retirement in 1999. From 1979 to 1990, Mr. Greenwald held various executive positions with Chrysler Corporation, an automotive manufacturer, serving as Vice Chairman of the Board from 1989 to May 1990 and as Chairman of Chrysler Motors from 1985 to 1988. In 1990, Mr. Greenwald was selected to serve as Chief Executive Officer of United Employee Acquisition Corporation in connection with the proposed 1990 employee acquisition of UAL. From 1991 to 1992, he was a Managing Director of Dillon Read & Co., Inc., an investment banking firm, and, from 1992 to 1993, he was President and Deputy Chief Executive Officer of Olympia & York Developments Ltd., a Canadian real estate company. Mr. Greenwald served as Chairman and Managing Director of Tatra Truck

Company, a truck manufacturer in the Czech Republic, from 1993 to 1994. Mr. Greenwald is a trustee of the Aspen Institute and serves as a director of Aetna Inc. and Sentigen Holding Corp.

Recommendation of the Board of Directors

     The Board of Directors recommends that the stockholders vote “FOR” the election of the Class III Director nominees listed above.

PROPOSAL TWO: AMENDMENT OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO DECLASSIFY THE STAGGERED BOARD OF DIRECTORS

Background

     Under Article SEVENTH subsection (b) of the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. The Company has had a staggered board of directors since it became a public company in 1996.

Proposal

     The Board of Directors has adopted the following resolution, declaring it advisable that Article SEVENTH subsection (b) of the Company’s Amended and Restated Certificate of Incorporation be amended to eliminate classification of the Board of Directors (the “Declassification Amendment”):

     WHEREAS, the Board of Directors believes that it is advisable and in the best interests of the Company to declassify the Board;

     NOW, THEREFORE, BE IT RESOLVED, that the Amended and Restated Certificate of Incorporation of the Company be amended by:

     Deleting therefrom the current Article SEVENTH subsection (b) in its entirety and substituting therefore the following new Article SEVENTH subsection (b):

     “(b) Except as otherwise provided by law, each Director shall be elected at the annual meeting of stockholders to serve a one-year term and until such Director’s successor is elected and qualified.”

     If the Declassification Amendment is approved, each nominee for election as a director, including any directors whose term has not yet expired and directors standing for re-election, will be elected for a one-year term beginning at the 2006 Annual Meeting of Stockholders.

     In accordance with paragraph (d) of Article SEVENTH of the Restated Certificate of Incorporation, adoption of the amendment to the Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock.

Reasons for the Amendment

     The Board of Directors has considered the relative merits of annually elected and classified boards. Classified boards promote stability by ensuring that a majority of directors will have had prior experience with, and in-depth knowledge of, the Company’s business and industry. A classified board also helps protect the interests of stockholders by encouraging potential acquirers to enter into arms-length negotiations with the Board of Directors. Notwithstanding these important benefits, the Board of Directors recognizes that the election of directors is a primary means for stockholders to influence corporate governance and ensure that management is accountable to stockholders. The Board of Directors believes that providing the Company’s stockholders with the opportunity annually to register their views on the performance of individual directors and the Board of Directors collectively will further the Company’s goal of maintaining best practices in corporate governance.

Recommendation of the Board of Directors

     The Board of Directors recommends that the stockholders vote “FOR” the amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for the declassification of the election of the Board of Directors.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors appointed the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to serve as the independent public accountants to audit the financial statements of the Company for the year ended December 31, 2005, and has directed that management submit the selection of the independent public accountants for ratification by the stockholders at the 2005 Annual Meeting of Stockholders. The Audit Committee made this decision after evaluating the qualifications, performance and independence of PricewaterhouseCoopers, including considering whether PricewaterhouseCoopers’ quality controls are adequate and whether the performance of permitted non-audit services by PricewaterhouseCoopers is compatible with maintaining its independence.

     Representatives of PricewaterhouseCoopers are expected to be present at the 2005 Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     PricewaterhouseCoopers was appointed as the Company’s independent public accountants for the year ended December 31, 2003, by the Board of Directors and the Audit Committee of the Board of Directors to replace the firm of Deloitte & Touche LLP (“Deloitte & Touche”), which had served as the independent public accountants for the Company for the year ended December 31, 2002. On April 10, 2003, Deloitte & Touche and the Company each made the decision, to cease their client-auditor relationship. On that date, Deloitte notified the chairman of the Audit Committee of the Board of Directors that Deloitte & Touche resigned as independent accountants of the Company. On that same date, the Board of Directors and the Audit Committee met and determined to no longer utilize the audit services of Deloitte & Touche and approved the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the year ended December 31, 2003.

     Deloitte & Touche has not included, in any report on the Company’s financial statements, an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope, or accounting principles with respect to the Company’s financial statements. During the fiscal year of the Company ended December 31, 2002, and the subsequent interim period through April 10, 2003, (i) other than described in the paragraph immediately following this paragraph, there were no disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its reports of the Company’s financial statements, and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

     The Company had a disagreement with Deloitte & Touche, which was satisfactorily resolved, related to the interpretation of certain provisions of power sales agreements associated with two power plants for which the Company had utilized sale-leaseback transactions. The Company had previously accounted for these sale-leaseback transactions as qualifying for operating lease accounting treatment. Deloitte & Touche concluded that the provisions of the power sales agreements precluded operating lease accounting treatment. The Company recorded adjustments related to these matters in the 2000 and 2001 consolidated financial statements and adjusted the previously announced unaudited financial statements for 2002. The Audit Committee of the Company’s Board of Directors discussed the subject matter of the disagreement with Deloitte & Touche. The Company has authorized Deloitte & Touche to respond fully to the inquiries of PricewaterhouseCoopers concerning the subject matter of the foregoing disagreement.

     During the fiscal years ended December 2001 and 2002, and the subsequent interim period through April 10, 2003, neither the Company nor anyone on the Company’s behalf consulted PricewaterhouseCoopers regarding the application of accounting principles to a specified transaction, either completed or proposed, regarding the type of audit opinion that might be rendered on the Company’s financial statements or regarding “disagreements” or any “reportable events” (each as defined in Item 304(a) of Regulation S-K).

Audit Fees

     The fees billed by PricewaterhouseCoopers for performing the Company’s audit were approximately $10.5 million during the fiscal year ended December 31, 2004 and approximately $2.6 million during the fiscal year ended December 31, 2003. The fees billed by PricewaterhouseCoopers relating to the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q were approximately $0.9 million during the fiscal year ended December 31, 2004 and approximately $1.1 million during the fiscal year ended December 31, 2003. Its fees billed for performing audits and reviews of certain of the Company’s subsidiaries were approximately $2.7 million during the fiscal year ended December 31, 2004 and approximately $1.6 million during the fiscal year ended December 31, 2003.

Audit-Related Fees

     The fees billed by PricewaterhouseCoopers for audit-related services were approximately $0.7 million for the fiscal year ended December 31, 2004 and approximately $4.1 million for the fiscal year ended December 31, 2003. Such audit-related fees consisted primarily of re-audit and comfort letter services relating to business acquisitions and divestitures and other attestation services.

Tax Fees

     PricewaterhouseCoopers did not provide the Company with any tax compliance and tax consulting services during the fiscal years ended December 31, 2004 and December 31, 2003.

All Other Fees

     The aggregate amount of fees billed by PricewaterhouseCoopers for all services rendered, other than as described above under the headings Audit Fees, Audit-Related Fees and Tax Fees, was approximately $0.8 million during the fiscal year ended December 31, 2004 and approximately $1.2 million during the fiscal year ended December 31, 2003. Such fees primarily consisted of advisory services related to compliance with the Sarbanes-Oxley Act of 2002.

     The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by the independent auditors (including the fees and other terms thereof). Under the Company policy relating to the approval of audit services and non-audit services provided by its independent public accountant, pre-approval is not required for the provision of non-audit services if (i) the aggregate amount of all such non-audit services constitute no more than 5% of the total amount of revenues paid by the Company to the auditors during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by the Company at the time of engagement to be non-audit services and (iii) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. The Audit Committee pre-approved all auditing services and permitted non-audit services to be performed by the independent auditors during the fiscal year ended December 31, 2004.

Recommendation of the Board of Directors

     The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent public accountants for the year ending December 31, 2005.

OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the 2005 Annual Meeting of Stockholders other than those set forth in the Notice of Annual Meeting accompanying this Proxy Statement. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy intend to vote on such matters in accordance with their best judgment. This discretionary authority is granted by the execution of the enclosed form of proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock as of December 31, 2004, or as such later date as indicated below, by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table below, and (iv) all executive officers and directors of the Company as a group.

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned(1)	Beneficially Owned(1)
Massachusetts Financial Services Company(2)	38,802,927	7.23%
500 Boylston Street Boston, MA 02116
Mellon Financial Corporation(3)	33,637,544	6.27%
One Mellon Center Pittsburgh, PA 15258
Peter Cartwright(4)	11,536,074	2.11%
Ann B. Curtis(5)	1,112,245	*
Kenneth T. Derr(6)	47,923	*
Jeffrey E. Garten(7)	135,228	*
Gerald Greenwald(8)	50,903	*
Robert D. Kelly(9)	1,811,305	*
E. James Macias(10)	261,636	*
Thomas R. Mason(11)	582,677	*
Susan C. Schwab(12)	133,650	*
George J. Stathakis(13)	301,540	*
Susan Wang(14)	5,000	*
John O. Wilson(15)	231,032	*
All executive officers and directors as a group (17 persons)(16)	18,157,398	3.29%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and consists of either or both voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have reported that they have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding as of December 31, 2004 was 536,509,231.

(2)	According to an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005, Massachusetts Financial Services Company possesses sole voting power over 37,009,537 shares of Common Stock and sole dispositive power over 38,802,927 shares of Common Stock.

(3)	According to an amendment to Form 13G filed with the Securities and Exchange Commission on February 15, 2005, Mellon Financial Corporation possesses sole voting power over 28,950,503 shares of Common Stock, shared voting power over 296,605 shares of Common Stock, sole dispositive power over 33,158,769 shares of Common Stock and shared dispositive power over 309,755 shares of Common Stock.

(4)	Includes options to purchase 9,399,237 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

(5)	Includes options to purchase 1,048,038 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

(6)	Includes options to purchase 42,923 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

(7)	Includes options to purchase 132,978 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

(8)	Includes options to purchase 39,903 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

(9)	Includes options to purchase 1,324,362 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

(10)	Includes options to purchase 238,397 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

(11)	Includes options to purchase 519,993 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

(12)	Includes options to purchase 128,650 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

(13)	Includes options to purchase 277,540 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

(14)	Includes options to purchase 5,000 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

(15)	Includes options to purchase 201,032 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

(16)	Includes options to purchase 15,246,849 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2004 or within 60 days thereafter.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     Set forth in the table below is a list of the Company’s executive officers serving as of [April ___, 2005] who are not directors, together with certain biographical information.

Other Executive Officers

Name	Age	Position
Robert D. Kelly	47	Executive Vice President and Chief Financial Officer, and President, Calpine Finance Company
Thomas R. Mason	61	Executive Vice President and President, Calpine Power Company
E. James Macias	50	Executive Vice President
Lisa M. Bodensteiner	43	Executive Vice President and General Counsel
Bulent A. Berilgen	56	Executive Vice President and President, Calpine Fuels Company
Charles B. Clark, Jr	57	Senior Vice President, Chief Accounting Officer and Corporate Controller
Eric N. Pryor	39	Senior Vice President, Deputy Chief Financial Officer and Corporate Risk Officer

     Robert D. Kelly has served as Executive Vice President and Chief Financial Officer since March 2002, and as President — Calpine Finance Company since March 2001. Previously, Mr. Kelly served as the Company’s Senior Vice President — Finance from January 1998 to March 2002 and as Vice President, Finance from April 1994 to January 1998. Mr. Kelly’s responsibilities include all project and corporate finance activities. From 1992 to 1994, Mr. Kelly served as Director — Project Finance for the Company, and from 1991 to 1992, he served as Project Finance Manager. Prior to joining the Company, from 1990 to 1991, he was the Marketing Manager of Westinghouse Credit Corporation. From 1989 to 1990, Mr. Kelly was Vice President of Lloyds Bank PLC. From 1982 to 1989, Mr. Kelly was employed in various positions with The Bank of Nova Scotia. He obtained a Master of Business Administration degree from Dalhousie University, Canada in 1980 and a Bachelor of Commerce degree from Memorial University, Canada, in 1979.

     Thomas R. Mason has served as Executive Vice President since August 1999 and President — Calpine Power Company since November 2002. Previously, Mr. Mason served as a Senior Vice President of the Company from March 1999 until August 1999. Mr. Mason is responsible for managing Calpine Power Company’s profits and losses. From March 1995 to February 1999, prior to joining the Company, Mr. Mason was President and Chief Operating Officer of CalEnergy Operating Services Inc., a wholly-owned subsidiary of MidAmerica Energy Holdings Company. He obtained a Master of Business Administration degree from the University of Chicago in 1970 and a Bachelor of Science degree in Electrical Engineering from Purdue University in 1966.

     E. James Macias has served as Executive Vice President since November 2002. As head of Commercial Operations he directs the activities of Calpine’s energy services and marketing and sales organizations and integrates their activities with the power generation and natural gas businesses. Mr. Macias served as Executive Vice President and Chief Operating Officer from March 2002 to November 2002 and as Senior Vice President of Calpine’s Power and Industrial Marketing from April 2001 to March 2002. Prior to joining Calpine, Mr. Macias was a Senior Vice President with Pacific Gas & Electric, where he managed the utility’s electricity and gas transmission systems, gas supply program and power generation business from 1997 to 2000. He obtained a Bachelor of Science degree in Mechanical Engineering from California Polytechnic State University, San Luis Obispo in 1976, and graduated from the Harvard University Graduate School of Business, Program for Management Development in 1998.

     Lisa M. Bodensteiner has served as Executive Vice President and General Counsel since December 2002. She is responsible for all corporate legal and insurance affairs. She also functions as Assistant Secretary for the Company. Ms. Bodensteiner served as Senior Vice President and General Counsel from March 2001 to December 2002, and from 1999 to 2001 she served as Vice President and General Counsel. Ms. Bodensteiner joined the Company in 1996 as Associate Counsel. Prior to joining the Company, Ms. Bodensteiner was an Associate with Thelen, Reid & Priest from 1994 to 1996. She obtained a Bachelor of Science degree in Business Administration and Accounting from the University of Nevada in 1985 and a Juris Doctor degree from Santa Clara University School of Law in 1989.

     Bulent A. Berilgen has served as Executive Vice President since January 2003 and as President — Calpine Power Fuels Company since January 2003. Previously he served as Senior Vice President — Natural Gas from October 1999 to January 2003. Mr. Berilgen was President and Chief Executive Officer of Sheridan Energy, a public oil and gas company, from June 1997 until October 1999 when it was acquired by the Company. From 1984 until 1997, Mr. Berilgen held several positions with Forest Oil, including Vice President and Chief Technical Officer. Mr. Berilgen attended the University of Oklahoma on a Mobil Oil scholarship, receiving a Bachelor of Science degree in Petroleum Engineering in 1970 and a Masters of Science degree in Industrial Engineering/Management Science in 1973.

     Charles B. Clark, Jr. has served as the Company’s Senior Vice President since September 2001 and Corporate Controller since May 1999. He was the Director of Business Services for the Company’s Geysers operations from February 1999 to April 1999. He also served as a Vice President of the Company from May 1999 until September 2001. Prior to joining the Company, Mr. Clark served as the Chief Financial Officer of Hobbs Group, LLC from March 1998 to November 1998. Mr. Clark also served as Senior Vice President — Finance and Administration of CNF Industries, Inc. from February 1997 to February 1998. He served as Vice President and Chief Financial Officer of Century Contractors West, Inc. from May 1988 to January 1997. Mr. Clark obtained a Master of Business Administration degree, with a concentration in Finance, from Harvard Graduate School of Business Administration in 1976 and a Bachelor of Science degree in Mathematics from Duke University in 1969.

     Eric N. Pryor has served as Senior Vice President, Deputy Chief Financial Officer and Corporate Risk Officer since March 2002. He plays a key role in leading the Company’s financial operations and in assessing and managing business risk for the Company. From July 1999 to April 2001 he served as Vice President — Finance. From January 1998 to June 1999 he served as Director — Finance. From January 1997 to December 1997 he served as Senior Analyst. Prior to joining the Company, Mr. Pryor served as Enterprise Tax Specialist with Arthur Andersen from 1990 to 1995. He obtained a Bachelor of Arts degree in Economics from the University of California, Davis in 1988 and a Master of Business Administration degree also from the University of California, Davis in 1990. Mr. Pryor is a certified public accountant.

Summary of Cash and Certain Other Compensation

     The following table provides certain information concerning the compensation for services rendered to the Company in all capacities during each of the fiscal years ended December 31, 2002, 2003 and 2004 by the Company’s Chief Executive Officer and each of the four other most highly-compensated executive officers of the Company in 2004 (based on combined salary and bonus) who were serving as executive officers as of December 31, 2004.

Summary Compensation Table

				Long-Term Compensation
	Annual Compensation			Securities Underlying	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Options(1)	Compensation(3)
Peter Cartwright	2004	$1,000,000	$0		$119,865
Chairman of the Board,	2003	1,000,000	2,250,000	1,018,939	83,782
President and Chief	2002	1,000,000	0	682,884	96,393
Executive Officer
Ann B. Curtis	2004	547,222	2,000		14,276
Executive Vice President,	2003	475,000	660,000	350,000	14,180
Vice Chairman of the	2002	475,000	0	127,337	13,627
Board and Corporate Secretary
Robert D. Kelly	2004	548,162	0		20,045
Executive Vice President,	2003	470,000	1,000,000	368,939	20,270
Chief Financial Officer,	2002	470,000	1,000,000	90,660	17,470
and President, Calpine Finance Company
E. James Macias	2004	490,741	0		11,006
Executive Vice President	2003	467,308	560,000	250,000	9,905
	2002	418,654	0	47,103	9,840
Thomas R. Mason	2004	499,074	0		28,044
Executive Vice President	2003	475,000	560,000	150,000	28,030
and President,	2002	475,000	0	131,793	25,866
Calpine Power Company

(1)	Salary figures include the amount of salary deferral reflected in the following stock option grants under the Salary Investment Option Grant Program of the 1996 Stock Incentive Plan:

Name	Year	Option Grant	Salary Deferral
Peter Cartwright	2004	15,090	$50,000
	2003	18,939	50,000
Ann B. Curtis	2004	3,018	10,000
Robert D. Kelly	2003	18,939	50,000
	2002	4,456	50,000
E. James Macias	2004	3,622	12,000
	2002	3,565	40,000
Thomas R. Mason	2002	4,456	50,000

These stock option grants are also included in the amounts listed as Securities Underlying Options.

(2)	An Employee Service Recognition bonus was paid to Ann B. Curtis in 2004 in recognition of her 20th year of service with the Company. All Company employees are eligible to participate in the Employee Service Recognition bonus program.

(3)	For the named executive officers, this column includes the following payments by the Company:

			Term
			Life
			Insurance
Name	Year	401(k)	Payment
Peter Cartwright	2004	$8,200	$111,665
	2003	8,000	75,782
	2002	8,000	88,393
Ann B. Curtis	2004	8,200	6,076
	2003	8,000	6,180
	2002	8,000	5,627
Robert D. Kelly	2004	8,200	11,845
	2003	8,000	7,003
	2002	8,000	5,958
E. James Macias	2004	8,200	2,806
	2003	8,000	1,905
	2002	8,000	1,840
Thomas R. Mason	2004	8,200	19,844
	2003	8,000	20,030
	2002	8,000	17,866

Stock Options

     The following table sets forth certain information concerning grants of stock options during the fiscal year ended December 31, 2004 to each of the executive officers named in the Summary Compensation Table above. The table also sets forth hypothetical gains or “option spreads” for the options at the end of their respective 10-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. No stock appreciation rights were granted during the fiscal year ended December 31, 2004.

Option Grants in Last Fiscal Year

	Individual Grants(1)
	Options		Percentage of Total			Potential Realizable Value at Assumed
	Granted		Options Granted to	Exercise		Annual Rates of Stock Price Appreciation
	(No. of		Employees in	Price per	Expiration	For Option Term(3)
Name	Shares)		Fiscal Year(2)	Share	Date	0%	5%	10%
Peter Cartwright	15,090	(4)	0.27%	$1.655	1/2/2014	$50,000	$97,189	$169,550
Peter Cartwright	900,000	(5)	16.15	5.560	2/25/2014	0	3,146,989	7,975,087
Ann B. Curtis	3,018	(4)	0.54	1.655	1/2/2014	10,000	19,438	33,910
Ann B. Curtis	252,000	(6)	4.52	5.560	2/25/2014	0	881,157	2,233,024
Robert D. Kelly	288,000	(6)	5.17	5.560	2/25/2014	0	1,007,036	2,552,028
E. James Macias	3,622	(4)	0.65	1.655	1/2/2014	12,000	23,328	40,696
E. James Macias	180,000	(6)	3.23	5.560	2/25/2014	0	629,398	1,595,017
Thomas R. Mason	144,000	(6)	2.58	5.560	2/25/2014	0	503,518	1,276,014

(1)	Unless otherwise noted herein, the following applies to each option set forth in the table. Each option has a term of 10 years, subject to earlier termination upon the executive officer’s termination of service with the Company. Each option has an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option will become exercisable for 25% of the option shares upon the officer’s completion of each additional one year of service measured from the grant date. Each option will immediately become exercisable for all of the option shares (i) upon an acquisition of the Company by merger or asset sale unless the options are assumed by the successor corporation, or (ii) upon retirement of the executive officer at least 12 months after the option grant date, if the executive officer is at least 55 years of age at retirement and if the sum of the executive officer’s age and years of service at retirement is at least 70.

(2)	The Company granted options to purchase 5,573,902 shares of Common Stock during the fiscal year ended December 31, 2004.

(3)	The 5% and 10% assumed annual rates of compound stock price appreciation from the exercise date are mandated by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or a projection by the Company of future stock prices. The column headed 0% shows the “in-the-money” value at grant date of the options granted with an exercise price below the market price at the date of grant.

(4)	These options were granted under the Salary Investment Option Grant Program of the 1996 Stock Incentive Plan. The options vested in equal monthly installments over the 12 calendar months of 2004. The number of shares of Common Stock subject to these options is determined by dividing (i) the amount of compensation elected by the executive officer for deferral, which amount may not exceed $50,000, by (ii) 66 2/3% of the fair market value per share of Common Stock on the grant date. The exercise price per share of each option is equal to 33 1/3% of the fair market value per share of Common Stock on the grant date.

(5)	These options were granted under the Discretionary Option Grant Program of the 1996 Stock Incentive Plan. The options vest in equal annual installments over a two-year period following the date of grant.

(6)	These options were granted under the Discretionary Option Grant Program of the 1996 Stock Incentive Plan. The options vest in equal annual installments over a four-year period following the date of grant.

Stock Option Exercises and Holdings

     The following table sets forth certain information concerning the exercise of options during the fiscal year ended December 31, 2004, and the number of shares subject to exercisable and unexercisable stock options held as of December 31, 2004, by the executive officers named in the Summary Compensation Table above. No stock appreciation rights were exercised by such executive officers in the fiscal year ended December 31, 2004 and no stock appreciation rights were outstanding at the end of that year,

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

					Value of Unexercised
			Options at December 31, 2004		In-the-Money Options
	Shares Acquired	Value	(No. of Shares)		at December 31, 2004(1)
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter Cartwright	2,675,944	$9,671,590	8,449,237	1,407,934	$7,006,875	$0
Ann B. Curtis	0	0	888,717	539,398	473,212	0
Robert D. Kelly	201,768	571,374	1,156,877	573,039	1,507,486	0
E. James Macias	0	0	126,069	380,656	8,276	0
Thomas R. Mason	0	0	437,672	281,398	0	0

(1)	Based upon the closing selling price ($3.94 per share) of the Common Stock on December 31, 2004, less the option exercise price payable per share.

Employment Agreements, Termination of Employment and Change In Control Arrangements

     On March 9, 2005, the Company entered into a new employment agreement with Mr. Cartwright. The term of the agreement is two years (until December 31, 2006) and is renewable for three successive one-year terms upon the mutual agreement of the Board and Mr. Cartwright. Mr. Cartwright’s employment agreement provides for the payment of a base salary, which is subject to periodic adjustment by the Nominating and Governance Committee and Compensation Committee of the Board of Directors, acting jointly; annual bonuses under the Company’s bonus plans; and participation in all benefit and equity plans. Pursuant to the agreement, on March 9, 2005, Mr. Cartwright received an option to purchase 1,250,000 shares of the Company’s Common Stock under the Discretionary Stock Option Grant Program of the Company’s 1996 Stock Incentive Plan. The option has a six-year term and an exercise price of $3.80 per share. The option will vest upon the earlier of (i) the Company’s common stock closing price equaling at least $10.00 per share for four consecutive trading days and (ii) December 31, 2009. Except in certain circumstances, the option will be forfeited if Mr. Cartwright ceases to be employed as the Company’s Chief Executive Officer before the option vests. The employment agreement also provides for other employee benefits such as life insurance and health care, in addition to certain disability and death benefits. Severance benefits, including severance pay, the acceleration of outstanding options, life insurance and health care, and outplacement services, are payable upon in the event of (i) resignation for good cause, (ii) an involuntary termination other than for cause or (iii) the agreement is not renewed for any of the three one-year renewal terms. Such severance pay will be equal to the sum of Mr. Cartwright’s base salary and target bonus at the time of the termination of his employment, paid for the shorter of (i) two years and (ii) the period from his termination date to December 31, 2009.

     The Company’s employment agreements with Ms. Curtis, Mr. Kelly and Mr. Mason terminated in 2004. The change in control agreement with Mr. Macias also terminated in 2004.

     Under the terms of the 1996 Stock Incentive Plan, should the Company be acquired by merger or asset sale, then all outstanding options and shares of restricted stock held by the chief executive officer and the other executive officers under the 1996 Stock Incentive Plan will automatically accelerate and vest in full, except to the extent those options and shares of restricted stock are to be assumed by the successor corporation. In addition, the Compensation Committee, as plan administrator of the 1996 Stock Incentive Plan, has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or any unvested shares of Common Stock acquired by such individual, in connection with the termination of that individual’s employment following (i) a merger or asset sale in which these options are assumed or are assigned or (ii) certain hostile changes in control of the Company.

EXECUTIVE COMPENSATION REPORT

Summary Overview

The Compensation Committee of the Board of Directors (the “Committee”) believes that the total compensation package for executives provides the incentives and rewards for achievement of those financial goals and principal objectives that are critical to the Company.

The Company faced a challenging environment in 2004 as electricity prices continued to recover slowly. The Company failed to meet the earnings per share goal established by the Committee at the beginning of the year. Therefore, no bonuses were awarded under the annual Management Incentive Plan. It is the view of the Committee that the management team has consistently demonstrated the highest level of integrity and environmental stewardship in the management of the Company. In reviewing the actions taken by management during 2004, the Committee believes that there were significant accomplishments that will form the foundation for a stronger Company and which will be reflected through growth in stockholder value over the next several years.

In recognition of these accomplishments and in light of the Company’s pay-for-performance philosophy, the Committee granted executives performance-based restricted stock that provides a reward based on the future impact of executives’ actions taken in 2004 and beyond. These grants will vest only when the Company’s stock price reaches specified price targets. Therefore, the executives will only benefit from the performance-based restricted stock grants if the stockholders realize significant gains.

The performance-based restricted stock award is detailed as part of the description of the overall executive compensation program that follows.

Compensation Governance

The Committee and the Nominating and Governance Committee determine the compensation of Calpine’s Chief Executive Officer (“CEO”). The Committee is also responsible for approving compensation paid to the Company’s executive officers. The Committee is responsible to the Company’s Board of Directors and stockholders. Generally, the role of the Committee is to oversee the Company’s compensation and benefit plans and policies, annually review and approve all executive officers’ compensation, and administer all equity plans, including reviewing and approving equity grants to the CEO and the executive officers. The Committee is appointed by the Board and is composed exclusively of three independent directors. The Committee operates pursuant to a written charter, which is available on the Company’s website. To assist in its review of the compensation of the CEO and the executive officers, the Committee has retained an independent compensation consultant. In addition, on an annual basis, the Committee performs a self-evaluation to assess the Committee’s performance.

Compensation Philosophy and Objectives

The Committee’s philosophy is to provide a total compensation package that attracts, motivates, and retains talented executives with such package delivering higher rewards for excellent performance and corollary results for underperformance. The Committee’s fundamental philosophy is to link the executive officers’ compensation with the achievement of annual and long-term performance goals. This is achieved by providing a balanced mix of cash and equity-based compensation that the Committee believes is appropriate to align the short- and long-term interests of the executives with the stockholders.

Achievement of short-term objectives is rewarded through base salary and annual incentive bonuses. Achievement of long-term objectives is rewarded using equity-based incentive grants. The annual incentive awards are based on achievement of financial objectives that are important to the Company. In 2004, the Company focused on earnings per share. The Company’s compensation program also takes into account individual executive performance. This allows the Committee to differentiate among the executives and emphasize the personal accomplishments of each executive. The Company operates in the extremely competitive and rapidly changing power industry. As such, all of the compensation programs are developed and implemented with reference to the market in which the Company operates.

To ensure that the Company’s compensation programs are properly benchmarked, the Committee compares its compensation practices to companies in the utility industry, as well as with executive positions in a range of other industries that have similar characteristics to the positions held by executives at the Company.

The positions of the Company’s CEO and its other executive officers are compared with those of other companies, and the market compensation levels for comparable positions are examined to determine base salary, target incentives, cash compensation, and total remuneration. In addition, the Company analyzes other companies’ practices concerning long-term incentives, including stock option grants.

More specifically, the Committee considers the following in determining executive compensation under the Company’s compensation plans:

•	The Company’s actual annual financial performance as compared to its annual budgeted performance goals, measured by earnings per share in 2004;

•	An executive’s individual performance;

•	The Company’s performance compared to other companies in its sector; and

•	The Company’s ability to recruit and retain executive talent.

In designing the compensation program, the Committee has determined that up to approximately 75% of the executives’ compensation, including the CEO’s, is targeted to be performance-based incentive compensation, delivered in both equity and cash that is directly related to the overall performance of the Company. Should the Company’s performance goals not be achieved, this performance-based incentive compensation is at risk.

A more detailed description of each component of an executive’s compensation is provided in the following sections of this Compensation Committee Report. The Summary Compensation Table included on page 17 of this proxy outlines in detail the annual compensation and long-term incentive compensation of the CEO and each of the four other most highly compensated executive officers of the Company.

Compensation Components and Process
 The three major components of the CEO’s and the executive officers’ compensation include: (i) base salary; (ii) annual variable incentive awards under the annual Management Incentive Plan (the “MIP”); and (iii) long-term, equity-based incentive awards under the 1996 Stock Incentive Plan (the “SIP”). The Company also maintains a Nonqualified Deferred Compensation Plan that allows certain employees, including the CEO and the executive officers, to defer receipt of their salaries and/or their annual incentive bonuses. The Company does not provide the CEO and the executive officers any type of supplemental retirement benefits or other perquisites such as company provided automobiles or memberships in country clubs.

Base Salary
 The Committee annually reviews and determines the base salaries for the CEO and the senior executive officers reporting to the CEO. The Committee reviews the following qualitative factors when determining base salaries: the executive’s individual performance, level of responsibility, tenure, prior experience, and a comparison to base salaries paid for comparable positions both within and outside of the Company. Base salaries for the covered officers were increased by a median of 3.75 percent in 2004, with the executives receiving an average raise of 4.23 percent. The CEO’s base salary was not increased in 2004.

Annual Incentive Awards
 To reinforce the attainment of Company goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. Annual incentives are tied to the Company’s performance as well as the performance of each executive and his or her business unit. For 2004, the Committee established a set of corporate goals and objectives. A target incentive, expressed as a percentage of base salary, is set for each executive officer. The actual incentive payment for each executive officer is determined based on his or her contribution to the achievement of the corporate goals and objectives.

Annual incentive award payments are made from a pool that is funded based on the Company’s performance against pre-established goals and objectives. The performance targets are established by the Committee at the beginning of the year. The Committee retains discretion to make adjustments when necessary to meet the Company’s compensation objectives.

The Company did not pay incentive awards under the MIP to the CEO and its executive officers for 2004, as it failed to meet the pre-established financial goal set earlier in the year.

Long-Term, Equity-Based Incentive Awards
 The 1996 Stock Incentive Plan (“SIP”) provides the Company with various types of equity-based awards that it may grant to employees, non-employee directors, and certain independent contractors of the Company. More specifically, the SIP enables the Company to grant stock options, stock appreciation rights, restricted stock, and other equity awards, based on the Company’s Common Stock. The long-term incentives assist the Company in focusing executive efforts on attaining performance goals over a number of years, a focus that is integral to the Company’s continued success. The SIP has a 10-year term; thus, the Company intends to submit a new equity plan to its stockholders at the annual meeting in 2006.

The SIP is divided into five separate equity programs:

•	Discretionary Option Grant Program: Under this program, eligible individuals may be granted options to purchase shares of the Company’s Common Stock.

•	Salary Investment Option Grant Program: Under this program, eligible employees may elect to have a portion of their base salary invested each year in special non-statutory option grants.

•	Stock Issuance Program: Under this program, eligible individuals may be issued shares of the Company’s Common Stock either through the immediate purchase of such shares or as a bonus for services rendered to the Company.

•	Automatic Option Grant Program; Under this program, eligible non-employee members of the Board of Directors receive non-statutory option grants at periodic intervals to purchase shares of the Company’s Common Stock.

•	Director Fee Option Grant Program: Under this program, non-employee members of the Board of Directors may elect to have all or any portion of their annual retainer fee otherwise payable in cash applied to a special non-statutory option grant.

2004 and 2005 Equity Grants
 With the help of an independent executive compensation consultant, the Committee determines the value of the equity award to be granted to each executive officer. The incentive awards under the SIP are made in the form of stock options or restricted stock.

Discretionary Option Grant Program
 In 2004, executive officers received a total of 2,484,000 options to purchase the Company’s Common Stock at an exercise price of $5.56 per share. Of this amount, 900,000 options with 2-year vesting and a 10-year term were granted to the CEO and the remaining 1,584,000 options with 4-year vesting and a 10-year term were granted to the other executive officers. In 2005, executive officers1 were awarded a total of 2,400,500 options with 4-year vesting and a 7-year term to purchase the Company’s Common Stock at an exercise price of $3.32 per share. Of this amount, 350,500 options were granted to CEO and the remaining 2,050,000 options were granted to the other executive officers. All options are granted with an exercise price equal to the

[1]	Executive officer Ronald A. Walter received a stock option grant of 144,000 shares in 2004. Mr. Walter retired on December 31, 2004 and is not included among the 2005 stock option grant recipients.

fair market value of the Company’s Common Stock on the date of grant, and option repricing is expressly prohibited by the terms of the SIP.

Salary Investment Option Grant Program
Under the Salary Investment Option Grant Program, the CEO, executive officers, and other highly compensated employees may elect to have between $10,000 and $50,000 of their base salaries invested each year in special option grants. Under this program, 66-2/3 percent of the fair market value of the shares of Common Stock underlying the grant on the date of the grant is paid by the participating executive through base salary reduction. Upon exercise of the options, the remaining 33-1/3 percent of the fair market value of the shares is paid in cash by the executive. The number of shares of Common Stock subject to the option is determined by dividing the dollar amount of the approved salary reduction by a number equal to 66-2/3 percent of the fair market value per share of Common Stock on the grant date. The options vest monthly over a period of one year from the date of grant and have a maximum term of ten years. In 2004, six executives participated in the program. The Committee froze the Salary Investment Option Grant Program in 2005 until the impact of IRS Code Section 409A can be fully assessed.

Stock Issuance Program
As discussed, the Committee did not award annual incentive bonuses to the executive officers for 2004. The Committee recognized that there were significant achievements during the course of the year that will enhance the value of the Company going forward. Specifically, actions related to reductions in operating and overhead costs, as well as improvements in liquidity, will serve to strengthen the Company over the long term. To provide executives with the ability to participate in the fruits of these actions, the Committee decided to grant performance-based restricted stock to the executives. Executives will vest in these awards only when the stock price reaches a specified target and remains at that level over a specified period of time. By tying the vesting of the performance-based restricted stock to target stock prices, the executives will only be rewarded if stockholders benefit through increased share price. There is no ability to earn shares under this grant of restricted stock without future performance.

The total number of performance-based restricted shares granted was 1,247,427 including the CEO; 840,800 to executive officers excluding the CEO award described below. The closing price was $3.32 per share of Common Stock on the date of the grant. The restricted stock has the following performance-based vesting: 50% of the performance-based restricted stock shall vest when the Company’s stock price is equal to or greater than $5.00 per share for four consecutive trading days. The remaining 50% of the restricted stock shall vest when the Company’s stock price is equal to or greater than $10.00 per share for four consecutive trading days. The restricted stock does not include a time-based vesting feature. The grant shall terminate on December 31, 2009.

Deferred Compensation Plan
In 2004 the Company maintained a Nonqualified Deferred Compensation Plan that allowed certain employees, including the CEO and the executive officers, to defer a portion of their salaries and/or annual incentive payments into various investment options. Participants were allowed to defer up to 100 percent of salary and 100 percent of annual incentive awards until the date(s) they specified. The Committee froze the Nonqualified Deferred Compensation Plan during 2005 until the impact of IRS Code Section 409A can be fully assessed.

This Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under its provisions. When such payments are due, the deferred compensation will be distributed from the Company’s general assets.

Compensation of the Chief Executive Officer
Mr. Cartwright’s total compensation is presented in the summary compensation table and equity compensation tables on pages 17 and 18 of this proxy. The following paragraphs provide background and the Committee’s rationale for compensation paid to Mr. Cartwright.

Base Salary

Under his original employment agreement, Mr. Cartwright’s base salary for 2004 was $1,000,000. The Board of Directors determined that this base salary was appropriate on the basis of Mr. Cartwright’s extensive industry experience, his level of responsibility, and on the salary levels paid to chief executive officers among companies in the utility industry and other industries. In setting the compensation payable to Mr. Cartwright, it has been the philosophy of the Committee to tie a significant percentage of Mr. Cartwright’s total compensation to the Company’s performance and long-term stock price appreciation.

Employment Agreement

The Company’s Chairman, President, and CEO, Peter Cartwright, had an employment agreement with the Company with a five-year term that ended on December 31, 2004. On March 9, 2005, the Company entered into a new two-year agreement with Mr. Cartwright. Mr. Cartwright’s new employment agreement is discussed in greater detail under the section headed “Employment Agreements, Termination of Employment and Change in Control Arrangements” on page 19 of this proxy.

Annual Incentive Award

The Committee did not award Mr. Cartwright an annual incentive under the MIP for 2004.

2004-Stock Option Grant

In 2004, the Committee approved a stock option grant to Mr. Cartwright that was made in January 2004 under the Discretionary Option Grant Program of the SIP to purchase 900,000 shares of Common Stock, as more fully described in the table captioned “Option Grants in the Last Fiscal Year” on page 18 of this proxy statement. The stock options have an exercise price of $5.56 per share, the market price of the Common Stock on the date of the grant, a ten-year term, and vest in equal annual installments over a two-year period.

2004-Salary Investment Option Grant Program

In January of 2004 Mr. Cartwright participated in the Company’s Salary Investment Option Grant Program. Mr. Cartwright elected to have $50,000 of his base salary deferred under the terms of the program described above and, as a result, holds an option to purchase 15,090 shares at an exercise price of $1.655 per share.

2005-Stock Option Grants

On March 8, 2005, the Committee awarded Mr. Cartwright an option to purchase 350,500 shares of the Company’s Common Stock under the Discretionary Stock Option Grant Program of the Company’s SIP. The option has a seven-year term and an exercise price of $3.32 per share. The option vests over a four-year period, with 25 percent becoming exercisable on each anniversary of the grant date.

Under Mr. Cartwright’s new employment agreement, on March 9, 2005, Mr. Cartwright received an option to purchase 1,250,000 shares of the Company’s Common Stock under the Discretionary Stock Option Grant Program of the Company’s SIP. The option has a six-year term and an exercise price of $3.80 per share. The option will vest upon the earlier of (i) the Company’s common stock closing price equaling at least $10.00 per share for four consecutive trading days and (ii) December 31, 2009.

2005-Restricted Stock Grant

On March 8, 2005, Mr. Cartwright was awarded a grant of 406,627 shares of restricted stock under the Stock Issuance Program of the SIP with performance-based vesting. The fair market value of such grant is $3.32 per share of Common Stock and the restricted stock grant was issued in consideration for past services. The restricted stock grant has the following performance-based vesting: 50% of the restricted stock shall vest at such time as the Company’s stock price is equal to or greater than $5.00 per share for four consecutive trading days and the remaining 50% of the restricted stock shall vest at such time as the Company’s stock price is equal to or greater than $10.00 per share for four consecutive trading days. The grant shall terminate on December 31, 2009.

Compliance with Section 162(m) of the Internal Revenue Code
Under Section 162(m) of the Internal Revenue Code, the Company is not permitted to deduct for federal income tax purposes any compensation in excess of $1,000,000 paid to its CEO or to any of its four other most highly compensated executive officers, unless the compensation qualifies as performance-based compensation within the meaning of Section 162(m). In order to maintain flexibility to adjust annual incentive payments to reflect business and individual performance, the Company to date has not qualified the MIP to meet the requirements for exemption from the deduction limit, but is considering obtaining stockholder approval of its Management Incentive Plan at the 2006 Annual Meeting of Stockholders.

In 2004, none of the compensation paid to the executive officers named in the Summary Compensation Table was nondeductible by reason of Section 162(m). The restricted stock grants made to the Company’s executive officers in 2005 as described above, will be counted against the Section 162(m) deduction limits for a given year, if and when, the shares of restricted stock vest.

Stock Ownership Guidelines
In 2005 the Company is introducing Stock Ownership and Holding Period Guidelines for its executive officers and members of the Board of Directors. The stock ownership guidelines will be designed to further align the interests of executive officers and directors with those of our stockholders. Under the guidelines, executive officers and directors are expected to acquire and hold a certain amount of Common Stock. Stock ownership under this program is defined as direct ownership of Company Common Stock, including sole ownership and other accounts over which the individual has direct or indirect ownership or control. This includes shares held in a 401(k) account, shares purchased by an executive officer pursuant to the Company’s Employee Stock Purchase Plan and vested shares of restricted stock. This definition does not include unexercised stock options and unvested shares of restricted stock held by the executive. Executive officers and directors are expected to meet their ownership guidelines within five years of becoming subject to the guidelines.

Submitted on behalf of the Compensation Committee of the Board of Directors.

Compensation Committee:

Jeffrey E. Garten (Chair)
Gerald Greenwald
Susan C. Schwab

AUDIT COMMITTEE REPORT

     The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act or under the Securities Exchange Act except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

     The Audit Committee of the Board of Directors is primarily responsible for assisting the Board of Directors in carrying out its duties as they relate to the Company’s accounting policies and its internal control and financial reporting practices, including monitoring the progress and results of management’s internal control assessment pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee manages the Company’s relationship with its independent auditors, who report directly to the Audit Committee. The Audit Committee has the authority to obtain advice from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

     The Audit Committee was established in 1996 following the Company’s initial public offering. The Audit Committee serves under a charter adopted by the Board of Directors that specifies the responsibilities of the Audit Committee. The Audit Committee is comprised entirely of outside directors, each of whom is independent as defined by the rules of the NYSE. All members of the Audit Committee are financially literate within the meaning of the NYSE rules and all members of the Audit Committee are “audit committee financial experts” as that term is defined by the rules of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002.

     As provided in the Audit Committee Charter, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During the fiscal year ended December 31, 2004, the Audit Committee met 10 times. The Audit Committee chairman, as representative of the Audit Committee, periodically discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer, its corporate controller and its independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company’s independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls, including deficiencies identified in the internal control environment and the reporting of such deficiencies in the Company’s financial statements for the fiscal year ended December 31, 2004. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks and the internal audit function’s organization, responsibilities, budget and staffing.

     The Audit Committee has established a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities. The Audit Committee has set up a toll-free ethics and compliance hotline managed by an independent third party. Such hotline is available 24 hours a day, 7 days a week to enable employees to communicate concerns to management without fear of retaliation. The calls received by the hotline are reviewed by the appropriate personnel in the Company, including the Office of the General Counsel. The Audit Committee has delegated to the Office of the General Counsel of the Company the responsibility and authority to conduct prompt and thorough investigations of any allegations or suspicions of violations of laws, rules and regulations, the Code of Conduct or any other policy. The Office of the General Counsel shall (i) evaluate the gravity and credibility of any alleged violation, (ii) initiate informal inquiries or formal investigations as appropriate, (iii) report the results of such inquiry or investigation to senior management or the Audit Committee, as appropriate, and (iv) recommend appropriate action against violators, including but not limited to termination of employment.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, both with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2004, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which has been filed with the Securities and Exchange Commission.

     Submitted on behalf of the Audit Committee of the Board of Directors.

Audit Committee:

John O. Wilson (Chair)
Kenneth T. Derr
Jeffrey E. Garten
Susan Wang

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 1999, the Company made an interest-free, five-year loan to Thomas R. Mason, Executive Vice President of the Company, in a principal amount of $500,000, secured by a deed of trust on Mr. Mason’s residence. The loan was made to assist Mr. Mason on purchasing a new residence in connection with his relocation to a new principal place of work upon his beginning his employment with the Company. This loan has been repaid in full by Mr. Mason.

     Since January 2000, the Company has entered into an annual Consulting Agreement with George J. Stathakis, who is a member of the Board of Directors, to provide advice and guidance on various management issues to the Chief Executive Officer and members of the Chief Executive Officer’s senior staff. Pursuant to the terms of the Consulting Agreement, in 2004 the Company paid Mr. Stathakis a consulting fee of $5,000 per month and issued Mr. Stathakis a stock option grant in January 2004 under the Discretionary Option Grant Program for 10,000 shares of Common Stock at an exercise price of $4.97 per share. Such options were fully vested at the end of 2004. Mr. Stathakis, who is a former employee of the Company, also receives an annual stock option grant from the Company under the Discretionary Option Grant Program in an amount equal to and on similar terms as the grants issued to the other non-employee directors of the Company. Accordingly, in May 2004, Mr. Stathakis received a stock option grant to purchase 3,500 shares of Common Stock at an exercise price of $3.67 per share and such options were fully vested at the end of 2004.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company and to provide the Company with a copy.

     Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company is not aware of any instances of noncompliance with the Section 16(a) filing requirements by any executive officer, director or greater than 10% beneficial owners during the year ended December 31, 2004, except as follows: a late Form 4 was filed by George J. Stathakis on January 30, 2004 to report a stock option grant on January 5, 2004 for 10,000 shares of Common Stock, described above.

STOCK PERFORMANCE GRAPH

     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act or under the Securities Exchange Act except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     On September 20, 1996, the Company issued Common Stock in its initial public offering. The Common Stock trades on the New York Stock Exchange under the symbol “CPN.” The following graph compares for the period of December 31, 1999 through December 31, 2004, the total return on the Common Stock with the cumulative weighted average total return assuming reinvestment of dividends of (i) the Standard & Poor’s 500 Stock Index (“S&P 500”) and (ii) an index of comparable peer issuers (the “Peer Group”) consisting of AES Corp., Dynegy, Inc.,. and Reliant Resources Inc. In accordance with the rules of the Commission the returns are indexed to a value of $100 at December 31, 1999 and the returns of each company in each Peer Group has been weighted according to its market capitalization as of the beginning of the period.

COMPARISON OF CUMULATIVE TOTAL EARNINGS
1999-2004 MEASUREMENT PERIOD

	1999	2000	2001	2002	2003	2004
CALPINE CORP	$100.00	$281.64	$104.97	$20.38	$30.07	$24.63
S&P500	$100.00	$90.90	$80.10	$62.39	$80.29	$89.02
PEER GROUP	$100.00	$166.26	$60.38	$8.11	$23.86	$35.31

ANNUAL REPORT

     The Company’s 2004 Annual Report to Stockholders is being mailed to stockholders concurrently with this Proxy Statement and does not form a part of the proxy solicitation material.

     Under Securities and Exchange Commission rules brokers and banks that hold stock for the account of their customers are permitted to deliver a single annual report and proxy statement (as well as other shareholder communications from the issuer) to two or more stockholders who share the same address. If you and other residents at your mailing address own Common Stock through a broker or bank, you may have received only a single copy of this Proxy Statement and the 2004 Annual Report to Stockholders. Upon written or oral request to the Senior Vice President — Investor Relations of the Company at the corporate headquarters at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, (408) 995-5115, the Company will delivery promptly a separate copy of the Proxy Statement and the 2004 Annual Report to Stockholders to any stockholder at a shared address to which a single copy of this Proxy Statement and the 2004 Annual Report to Stockholders was delivered.

     By written or oral request to the same address or phone number stated above, a stockholder may notify the Company that the stockholder wishes to receive a separate Annual Report or Proxy Statement in the future. Your notice should include the name of your brokerage firm or bank and your account number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of the Proxy Statement and Annual Report at your address and would like to receive only one copy for your household, please contact your broker or bank.

     It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may refrain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors

Peter Cartwright
Chairman of the Board, President and
Chief Executive Officer

April [   ], 2005
San Jose, California

CALPINE CORPORATION
50 WEST SAN FERNANDO STREET
SAN JOSE, CA 95113

VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
 Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Calpine Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CALPN1          KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

BY THE ORDER OF THE BOARD OF DIRECTORS OF CALPINE CORPORATION (the “Company”)

Vote On Directors

1.	To elect three Class II Directors to the Board of Directors, each for a term of three years: 01) Peter Cartwright	For All ☐	Withhold All ☐	For All Except ☐
02) Susan C. Schwab
03) Susan Wang

To withhold authority to vote, mark “For All Except” and write the number of one or more nominees on the line below.

Vote On Proposals

		For	Against	Abstain
2.	To act upon a Company proposal regarding the amendment of the Company’s Amended and Restated Certificate of Incorporation to declassify the election of the Board;	☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2005; and	☐	☐	☐

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.	☐	☐	☐

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL CONFER DISCRETIONARY AUTHORITY AND WILL BE VOTED IN FAVOR OF PROPOSALS ONE, TWO, THREE AND FOUR.

For comments, please check this box and write them on the back where indicated     ☐

Please indicate whether you would like to keep your vote confidential under the current policy	Yes ☐	No ☐

Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustees, Administrators, etc., should include title and authority.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

(MAP)

From San Francisco Bay Area/San Jose

ADMISSION TICKET
2005 Annual Meeting of Shareholders
Wednesday, May 25, 2005 at 10:00 a.m.
Metcalf Energy Center, One Blanchard Road, San Jose, California 95013

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If your shares are held in the name of the broker, trustee, bank or other nominee, you must bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

     The undersigned appoints Peter Cartwright and Ann B. Curtis, and each of them, proxies with full power of substitution, to vote all the shares of common stock of Calpine Corporation that the undersigned may be entitled to vote at the 2005 Annual Meeting of Stockholders of Calpine Corporation, a Delaware corporation (the “Company”), to be held at Calpine’s Metcalf Energy Center, located at One Blanchard Road, San Jose, California 95013, at 10:00 a.m., Pacific Daylight Time, on Wednesday, May 25, 2005, for the purpose of considering and voting upon the matters stated on the reverse side.

Comments:

(If you noted any comments above, please check the corresponding box on the reverse side.)